SILVERTON ADVERNTURES, INC.

To: Board of Directors

6283 South Valley View Blvd #B,

Las Vegas, Nevada 89118

Ladies and Gentlemen:

The undersigned hereby subscribes for Thirty Six Thousand Six Hundred Forty Nine (36,649) shares of its Preferred Class “C” stock (the "Shares") of SILVERTON ADVENTURES, INC.  (the "Corporation") and as full consideration for the issuance of the Shares by the Corporation, the undersigned agrees to convert debt owed by the Corporation to her to equity via a Novation Agreement, attached hereto as Exhibit A for monies forwarded to Silverton Adventures, Inc., and its subsidiaries between September 4, 2008 and March 2, 2013.

In consideration of your acceptance of this offer and your authorization for the issuance of a certificate in my name representing the Shares, the undersigned hereby represents, warrants and acknowledges to each of you and the Corporation that (a) the
Shares are being acquired for the account of the undersigned; (b) the undersigned has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of converting the debt owed to her by the Corporation into the Shares; (c) the undersigned has received copies of such documents and such other information as the undersigned has deemed necessary in order to make an informed decision with respect to the conversion of debt into the Shares; and (d) the undersigned understands, and has the financial capability of assuming, the economic risk of an investment in the
Shares for an indefinite period of time.

The representations, agreements and acknowledgments set forth above are being given by the undersigned with the understanding that they will be relied upon by the Corporation and its Board of Directors in order to claim the availability of the exemption from the registration provisions of the Act contained in Section 4(2) thereof.

DATED, as of the 15th day of April, 2013.

Very Truly Yours,

Katie Jarmain_________________________

Katie Jarmain